Exhibit 15.1

Prudential's Code of Business Conduct

Our Business

        Through our businesses in the UK, Continental Europe, the US and Asia, we provide financial products and services to many millions of customers worldwide. In so doing, we aim to uphold our reputation, built over 155 years, for acting responsibly and with integrity, respecting the laws and regulations, traditions and cultures of the countries within which we operate as well as internationally accepted standards of responsible business conduct.

        The Prudential plc Board requires the highest possible standards of professional and ethical conduct of itself and from all employees. This Code of Conduct sets out the basic ethical standards that are required across the Group. Equivalent standards of conduct are expected from all agents and other persons acting on behalf of the Group. All employees and other persons acting on behalf of the Group are expected to treat compliance with this Code of Conduct as an important element of their relationship with the Group.

Mark Tucker
Group Chief Executive

Our Group Code of Business Conduct

        Each business should operate with policies and procedures which are consistent with the values and the standards set out in this Code and the requirements of the Group Governance manual, details of which can be found on the Group's intranet. The following standards of conduct apply to all employees and other persons acting on behalf of the Group. In particular, the Group's senior management has a special responsibility to lead according to these standards.

1.
All Dealings

1.1
Engage in honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

1.2
Maintain effective procedures to prevent confidential information being misused and make it clear that the use of confidential information for personal and corporate gain will not be tolerated.

1.3
Advance the legitimate interests of the Group, having regard to our values and standards, as set out in this Code and the Group Governance manual.

1.4
Comply with all applicable laws, rules and regulations in every country in which we operate.

1.5
Comply with anti-money laundering and counter-terrorist financing practice, law and legislation in all countries and territories in which we operate.

2.
Dealings with Customers

2.1
Treat customers fairly, openly and honestly.

2.2
Provide high standards of service.

2.3
Operate effective complaints processes to deal with situations where these standards are challenged.

2.4
Aim to provide and promote a range of products and services that meet customer needs and are readily understandable.

2.5
Maintain the confidentiality of customer information, save where the law requires or permits disclosure, or the customer has given prior written consent.

3.
Dealings with shareholders, the companies in which we invest and the public

3.1
Maximise shareholder value over time, recognising that wealth generated also benefits customers and employees as well as the communities within which we operate.

3.2
Keep accounting records which accurately disclose the financial position of the business and issue financial statements to ensure transparency of information on the Group's financial performance.

3.3
Communicate business policies, achievements and prospects honestly.

3.4
Where appropriate communicate with companies in which we invest as part of the normal investment management process and debate any departures from our values and standards.

3.5
Provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Group publicly releases and/or files or submits to appropriate authorities and comply with all laws and regulations such as the UK Listing Rules and the US Sarbanes-Oxley Act.

4.
Dealings with Employees

4.1
Maintain a working environment that provides appropriate remuneration.

4.2
Maintain a working environment that provides training and opportunities for personal development.

4.3
Be intolerant of discrimination, harassment or victimisation. Recognise diversity in recruitment and dealings with employees. Create a favourable employee relations environment in which the involvement of all employees is encouraged.

4.4
Support employees who become aware of and are willing to report business malpractice and have in place procedures to enable people who have a substantial reason to believe that malpractice is occurring, has occurred or is likely to occur within the business to raise issues internally without fear or recrimination.

4.5
Provide a clean, healthy and safe work environment, stressing the obligation on all employees to take every reasonable precaution to avoid injury to colleagues and members of the public.

4.6
Prohibit the illegal use of drugs on our premises and encourage any member of the Group with an alcohol or drug dependency to seek help.

4.7
Prohibit the use of forced or child labour.

5.
Dealings with suppliers of goods and services

5.1
Maintain the highest possible standards of integrity in business relationships with suppliers.

5.2
Encourage the use of those suppliers who operate with values and standards equivalent to ours.

5.3
Work together with suppliers to improve all aspects of performance.

5.4
Agree terms of payment when orders for goods and services are placed and pay in accordance with those terms.

6.
Dealings with communities

6.1
Contribute to the social and economic well being of those communities where we are an employer.

6.2
Encourage employees to participate in projects and initiatives to strengthen those communities.

6.3
Work to minimise adverse environmental impact of our business operations and to achieve group environmental policy targets.

6.4
Ensure that we conduct our activities, so far as possible, in a manner sensitive to the cultural and social traditions of communities with which we come into contact.

7.
Dealing with Competitors

7.1
Conduct business in accordance with our Code of Conduct and compete vigorously but honestly.

7.2
Avoid disclosing proprietary or confidential information in any contact with competitors.

8.
Dealing with governments and regulators

8.1
Maintain a constructive and open relationship with governments and regulators to foster mutual trust, respect and understanding.

9.
Compliance with this Code of Conduct

9.1
Businesses will explain to employees our values, the standards required under this Code and any associated responsibilities.

9.2
Businesses must be able to demonstrate that procedures are in place to ensure compliance with all requirements under this Code and periodic audit will be undertaken by internal audit.

9.3
Failure to comply with this Code or the Group Governance manual may lead to disciplinary action and, where breaches of the law take place, may lead to criminal proceedings against the individual or individuals concerned.